Exhibit 10.1
Castle Biosciences, Inc.
Non-Employee Director Compensation Policy
Adopted: June 8, 2019
Amended: January 28, 2021
Amended January 24, 2022
Amended: January 31, 2023
Amended: May 31, 2024
Amended: May 22, 2025
Amended: August 5, 2025 (the “Effective Date”)

Each member of the Board of Directors (the “Board”) of Castle Biosciences, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service. This policy is updated and effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer

a.    All Eligible Directors: $50,000

2.    Annual Board Chair Service Retainer (in addition to Board Service Retainer):

a.    Chair of the Board: $50,000

3.    Annual Committee Member Service Retainer (committee chairs will not receive this retainer in addition to the Committee Chair Service Retainer):

a.    Member of the Audit Committee: $10,000

b.    Member of the Compensation Committee: $7,500

c.    Member of the Nominating and Corporate Governance Committee: $5,000

4.    Annual Committee Chair Service Retainer:

a.    Chair of the Audit Committee: $20,000

b.    Chair of the Compensation Committee: $20,000

c.    Chair of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2019 Equity Incentive Plan (the “Plan”).

(a) Automatic Equity Grants.

(i) Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted an equity award (the “Initial Grant”) having a value of $350,000, which shall be comprised of a restricted stock unit (“RSU”) award covering shares of common stock. The total number of shares subject to the Initial Grant will be calculated as the value of the Initial Grant divided by the average of the closing prices of the Company’s common stock for each trading day within the 30 calendar days prior to the grant date (such price, the “Average Price”) rounded down to the nearest whole share (the “Total Initial Shares”).

In the event that more than one Non-Employee Director is elected or appointed within a single calendar year, for each Non-Employee Director elected or appointed after the first election or appointment of a Non-Employee Director in such calendar year (each, a “Subsequent Director”), if the Average Price calculated for purposes of determining the Total Initial Shares underlying the Initial Grant for a Subsequent Director has not increased or decreased more than 10% compared to the Average Price calculated for purposes of determining the Total Initial Shares underlying the Initial Grant for the first Non-Employee Director elected or appointed in that same calendar year (the “First Director”), then the Total Initial Shares underlying the Initial Grant for such Subsequent Non-Employee Director shall be equal to the Total Initial Shares calculated for the First Director.

The shares subject to the Initial Grant will vest in a series of three successive equal annual installments over the three-year period measured from the date of grant.

(ii) Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting of Stockholders following the Effective Date, each person who is then a Non-Employee Director and who has been serving as a Non-Employee Director for at least six months prior to such date will automatically be granted an equity award (the “Annual Grant”) having a value of $250,000 (subject to proration, as described below), which shall be comprised of a RSU award covering shares of common stock. The total number of shares subject to the Annual Grant will be calculated as the value of the Annual Grant divided by the average of the closing prices of the Company’s common stock for each trading day within the 30 calendar days prior to the grant date rounded down to the nearest whole share.

With respect to a Non-Employee Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of the Company’s Annual Meeting of Stockholders, upon the Company’s first Annual Meeting of Stockholders following the Non-Employee Director’s first joining the Board, if the Non-Employee Director is entitled to receive an Annual Grant at that meeting, the Annual Grant will be prorated to reflect the number of completed months between the Non-Employee Director’s election or appointment date and the date of that first Annual Meeting of Stockholders. For clarity, if a Non-Employee Director was initially appointed within six months of their first Annual Meeting of Stockholders, then they will not be eligible for that specific Annual Grant.
The shares subject to the Annual Grant will vest in full on the earlier of the (a) one-year anniversary of the date of grant and (b) the day immediately preceding the next Annual Meeting of Stockholders following the date of grant.

(b) Vesting; Change in Control. All vesting is subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change in Control.

(c) Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s Director Option Grant Package in the form adopted from time to time by the Board.

Eligible Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Eligible Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.